UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 5, 2005

HESKA CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	000-22427	77-0192527
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification Number)

1613 Prospect Parkway
Fort Collins, Colorado 80525

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code:  (970) 493-7272

Former name or former address, if changed since last report:  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[  ]  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.       Entry into a Material Definitive Agreement.

         On May 5, 2005, Heska Corporation (“Heska” or the “Company”) signed a distribution agreement with Arkray Global Business, Inc. (“Arkray”) regarding the SPOTCHEM EZ Automated Dry Chemistry System and affiliated test strips and supplies. The SPOTCHEM EZ Automated Dry Chemistry System is a compact benchtop system used to measure common blood chemistry components that are vital to veterinary medical diagnosis. Arkray had been supplying Heska these products under a prior distribution agreement.

Item 3.01.       Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

         On May 5, 2005, Heska received notification from the Nasdaq Stock Market (“Nasdaq”) indicating that for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4) (the “Rule”). The Nasdaq notice indicated that, in accordance with Marketplace Rule 4310(c)(8)(D), the Company will be provided 180 calendar days, or until November 1, 2005, to regain compliance with the Rule by having the bid price of its common stock close at $1.00 per share or more for a minimum of 10 consecutive business days prior to such date, although the Nasdaq staff has the discretion to require compliance for a period in excess of 10 consecutive business days, which is generally no more than 20 consecutive business days, under certain circumstances.

         Ultimately, non-compliance could result in Nasdaq delisting the Company’s common stock. Such delisting could have an adverse effect on the liquidity of the Company’s common stock and could also impact the Company’s ability to raise additional equity capital, if necessary.

SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HESKA CORPORATION a Delaware corporation
Dated: May 11, 2005	By: /s/Jason Napolitano JASON NAPOLITANO Executive Vice President, Chief Financial Officer